News Release

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Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220

HOLD FOR CALL

Former CT Communications Chairman and CEO Michael R. Coltrane to Join Centennial Communications’ Board of Directors

Wall, N.J.– Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today announced that it has expanded its board of directors from ten members to eleven members and appointed Michael R. Coltrane as a new director.

Mr. Coltrane was formerly the chairman, president and chief executive officer for CT Communications, Inc., an integrated telecommunications provider in North Carolina that was acquired in August 2007 by Windstream Corporation. Prior to joining CT Communications in 1988, he was the executive vice president of First Charter Corporation, a regional banking and financial services company. Mr. Coltrane has also served as the chairman, vice chairman and secretary of the United States Telecom Association.

“I’m delighted to again expand our board and welcome Mike to the Centennial family,” said Michael J. Small, Centennial’s chief executive officer. “His decades of experience and insight will be very valuable in guiding Centennial as we grow our business in the rapidly changing and evolving telecommunications industry.”

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with over 1.1 million wireless subscribers and 439,300 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/ .

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